Exhibit 10
AMENDMENT NO. 7
     This AMENDMENT NO. 7, dated as of November 4, 2009 (this “Amendment”), to the Loan Agreement (as defined below), among MGM MIRAGE, a Delaware corporation (“Borrower”), MGM Grand Detroit, LLC, a Delaware limited liability company (“Detroit”), the Lenders and Bank of America, N.A., as administrative agent for the lenders (the “Administrative Agent”).
W I T N E S S E T H:
     WHEREAS, Borrower, Detroit, as initial Co-Borrower, the Lenders named in the signature pages thereto, Banc of America Securities LLC and The Royal Bank of Scotland PLC, as Joint Lead Arrangers, Banc of America Securities LLC, The Royal Bank of Scotland PLC, J.P. Morgan Securities Inc., Citibank North America, Inc. and Deutsche Bank Securities, Inc., as Joint Book Managers, The Royal Bank of Scotland PLC, as Syndication Agent, Barclays Bank PLC, BNP Paribas, Citigroup USA Inc., Commerzbank AG, Deutsche Bank Trust Company Americas, JPMorgan Chase Bank, N.A., Sumitomo Mitsui Banking Corporation, UBS Securities LLC and Wachovia Bank, National Association, as Co-Documentation Agents, Bank of Scotland, Merrill Lynch Bank USA and Morgan Stanley Bank, as Senior Managing Agents, Societe Generale and U.S. Bank National Association, as Managing Agents, and the Administrative Agent are parties to the Fifth Amended and Restated Loan Agreement, dated as of October 3, 2006 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Loan Agreement”);
     WHEREAS, Borrower, Detroit and the Administrative Agent, on behalf of the Lenders, are parties to that certain Amendment No. 1 to the Loan Agreement, dated as of September 30, 2008, that certain Amendment No. 2 and Waiver, dated as of March 16, 2009, that certain Amendment No. 3, dated as of March 26, 2009, that certain Amendment No. 4, dated as of April 9, 2009, that certain Amendment No. 5 and Waiver, dated as of April 29, 2009, and that certain Amendment No. 6 and Waiver, dated as of May 12, 2009;
     WHEREAS, Borrower has requested that the Loan Agreement be further amended in certain respects;
     WHEREAS, the Lenders that have consented to this Amendment constitute the Requisite Lenders under the Loan Agreement;
     NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:
ARTICLE I.
DEFINITIONS
     SECTION 1.1. Certain Definitions. The following terms when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
     “Administrative Agent” is defined in the preamble.

     “Amendment” is defined in the preamble.
     “Borrower” is defined in the preamble.
     “Detroit” is defined in the preamble.
     “Loan Agreement” is defined in the first recital.
     “Seventh Amendment Effective Date” is defined in Article III.
     SECTION 1.2. Other Definitions. Capitalized terms for which meanings are provided in the Loan Agreement (as amended hereby) are, unless otherwise defined herein, used in this Amendment with such meanings.
ARTICLE II.
AMENDMENTS TO LOAN AGREEMENT
     Upon the occurrence of the Seventh Amendment Effective Date, the provisions of the Loan Agreement referred to below are hereby amended in accordance with this Article II.
     SECTION 2.1. Article 1 of the Loan Agreement is hereby amended as follows:
     SECTION 2.1.1. Section 1.1 of the Loan Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order:
     “‘Refinancing Indebtedness’ has the meaning specified in Section 6.7(k).”
     “‘Seventh Amendment’ means that certain Amendment No. 7 to this Agreement, dated as of November 4, 2009, among Borrower, Detroit, the Lenders party thereto and the Administrative Agent.”
     “‘Seventh Amendment Effective Date’ has the meaning specified in Article III of the Seventh Amendment.”
     “‘Weighted Average Life to Maturity’ means, when applied to any Indebtedness, at any date, the quotient obtained by dividing: (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by (b) the sum of all of such payments.”
     SECTION 2.1.2. Section 1.1 of the Loan Agreement is hereby amended as follows:
     (a) by adding the following to the end of the definition of “Borrower Group EBITDA”: “In determining Borrower Group EBITDA for any period, the results of operations of each Person which is not a Subsidiary of Borrower shall be adjusted to exclude all non-recurring and/or non-Cash expenses (other than depreciation and amortization, except with respect to depreciation and amortization related to CityCenter) to the extent deducted in arriving at Net Income for that period;” and

     (b) by deleting the definition of “Capital Lease Obligations” in its entirety and substituting the following in lieu thereof: “Capital Lease Obligations” means the amount, recorded in accordance with GAAP, of the monetary obligations of a Person under any leasing or similar arrangement that is classified as a capital lease in accordance with GAAP.”
     SECTION 2.1.3. Section 1.3 of the Loan Agreement is hereby amended by adding (a) after the reference therein to “Sections 6.5 and 6.6”, the following language: “or the limitation on Capital Lease Obligations as set forth in Section 6.4(l)”; and (b) the reference, in subsection (a) thereof, to “as criteria for evaluating Borrower’s financial condition”, shall be deleted in its entirety and the following language shall be substituted in lieu thereof: “for purposes of determining compliance with such covenants or limitation.”
     SECTION 2.2. Section 3.1 of the Loan Agreement is hereby amended by amending and restating subsection (j) thereof in its entirety and by adding new subsections (k) and (l) thereof as follows:
     “(j) Upon the issuance of any Indebtedness pursuant to Section 6.7(j) from and after the Seventh Amendment Effective Date, Borrower shall, within ten days of the receipt thereof, use 50% of the Net Cash Proceeds in excess of the first $250,000,000 in aggregate Net Cash Proceeds following the Seventh Amendment Effective Date to prepay the Loans and permanently reduce the Commitments hereunder (with such prepayments of the Loans to be applied on a pro rata basis to the Term Loans and the Revolving Commitments), unless otherwise waived by the Requisite Lenders.
     (k) Subject to the limitations in Section 6.11(d)(iii), upon the incurrence of any Indebtedness pursuant to Section 6.7(k) that results in Net Cash Proceeds that are not utilized concurrently (or in any event, that are not utilized within the 10 day period set forth in this Section 3.1(k)) to repay or prepay any outstanding public unsecured Indebtedness, Borrower shall, within ten days of the receipt thereof, use 100% of such unutilized Net Cash Proceeds to prepay the Revolving Loans (but without any reduction of the Commitments); provided that, any amounts so prepaid may thereafter be reborrowed by Borrower only to either:
     (i) repay or prepay outstanding public unsecured Indebtedness pursuant to a Request for Loan which further shall identify the public unsecured Indebtedness to be repaid or prepaid; or
     (ii) prepay the Loans and permanently reduce the Commitments hereunder (with such prepayments of the Loans to be applied on a pro rata basis to the Term Loans and the Revolving Commitments) pursuant to a Request for Loan which shall identify the Loans to be prepaid and shall be accompanied by written notice of such permanent reduction of the Commitments, in either case unless waived by the Requisite Lenders.
     (l) Upon the issuance of any Equity Interests pursuant to Section 6.10(g), Borrower shall, within ten days of the receipt thereof, use 50% of the Net Cash Proceeds realized in excess of the first $500,000,000 in aggregate Net Cash Proceeds of any such issuances realized following the Seventh Amendment Effective Date to prepay the Loans and permanently reduce the Commitments hereunder (with such prepayments of the Loans to be applied on a pro rata basis to the Term Loans and the Revolving Commitments).”
     SECTION 2.3. Article 6 of the Loan Agreement is hereby amended as follows:
     SECTION 2.3.1. Section 6.1 of the Loan Agreement is hereby amended by deleting the word “and” at the end of Section 6.1(a), by replacing the period (.) at the end of Section 6.1(b) with a semicolon (;) and by including the following thereafter:
     “(c) dissolutions and liquidations of Restricted Subsidiaries so long as (i) the aggregate amount of assets held by such Restricted Subsidiaries that are not retained by Borrower or another Restricted Subsidiary does not exceed $50,000,000 and (ii) such dissolution or liquidation is determined by Borrower to be in the best interests of Borrower, as evidenced by a certificate of a Responsible Official of Borrower; and
     (d) Borrower or any Restricted Subsidiary may merge with any Person, provided that (i) Borrower or a Restricted Subsidiary is the surviving Person, (ii) such merger is otherwise permitted as an Investment under Section 6.8 hereof, (iii) no Default shall have occurred and be continuing or result therefrom, (iv) the financial condition of Borrower and its Subsidiaries is determined by Borrower to not be adversely affected thereby, as evidenced by a certificate of a Responsible Official of Borrower and (v) Borrower and its Restricted Subsidiaries execute such amendments to the Loan Documents as may be requested by the Administrative Agent to assure the continued effectiveness of any guarantees issued by the relevant Persons and the continued priority and perfection of any Liens granted in favor of the Administrative Agent by such Persons.”
     SECTION 2.3.2. Section 6.4(l) of the Loan Agreement is hereby amended by deleting the proviso at the end thereof in its entirety and replacing it with the following: “; provided, however, that after the Seventh Amendment Effective Date, no new Liens not otherwise permitted by the foregoing clauses of this Section encumbering assets of Borrower and its Restricted Subsidiaries shall be granted to secure Indebtedness for (i) borrowed money, (ii) Capital Lease Obligations in an aggregate amount exceeding $15,000,000, (iii) Swap Agreements (other than Related Swap Agreements which may be secured by cash collateral in an amount not to exceed $15,000,000), (iv) letters of credit, or (v) Guaranties of any such Indebtedness.”
     SECTION 2.3.3. Section 6.5 of the Loan Agreement is hereby amended by deleting the lead in thereof in its entirety and replacing it with the following: “Borrower shall not permit Borrower Group EBITDA as of the last day of any Fiscal Quarter and for the period of four consecutive Fiscal Quarters ending on such date, to be less than the amount set forth below opposite such date:”

     SECTION 2.3.4. Section 6.7 of the Loan Agreement is hereby amended by deleting the word “and” at the end of subsection (i), by amending and restating subsection (j) thereof in its entirety and by adding new subsections (k) and (l) thereof as follows:
     “(j) so long as no Default shall have occurred and be continuing or result therefrom, unsecured Permitted Public Indebtedness (which may be Convertible Debt) in an amount not to exceed $1,000,000,000 in the aggregate from and after the Seventh Amendment Effective Date, provided that such Indebtedness shall have covenants that are no more restrictive than those included in any of the senior secured public Indebtedness of Borrower or its Subsidiaries outstanding prior to the Seventh Amendment Effective Date; and
     (k) so long as no Default shall have occurred and be continuing or result therefrom, the incurrence or issuance of any new unsecured Indebtedness (which may be Convertible Debt) (“Refinancing Indebtedness”) in exchange for or to otherwise refinance any outstanding unsecured Indebtedness (including Indebtedness under this Agreement), provided that such Refinancing Indebtedness shall: (i) have a stated maturity date not earlier than the later of (A) the stated maturity date of the Indebtedness being refinanced and (B) the date six months after the Maturity Date, (ii) have a longer Weighted Average Life to Maturity than the Indebtedness being refinanced, (iii) except in the case of Indebtedness refinancing the Company’s existing senior subordinated unsecured notes which are outstanding prior to the Seventh Amendment Effective Date (in which case the Refinancing Indebtedness may be senior to the Indebtedness being refinanced), be pari passu with, or junior to, the Indebtedness being refinanced, (iv) be in an amount not to exceed the sum of (x) one hundred twenty-five percent (125%) of the outstanding principal amount of the Indebtedness being refinanced plus (y) all accrued interest on such Indebtedness and the amount of all expenses and premiums incurred in connection therewith, and (v) have covenants that are no more restrictive than those included in any of the senior secured public Indebtedness of Borrower or its Subsidiaries outstanding prior to the Seventh Amendment Effective Date.
     (l) Borrower shall, within 10 days of such incurrence or issuance, provide a certificate of a Responsible Officer of Borrower to the Administrative Agent, identifying the issuance or incurrence of any Indebtedness incurred or issued pursuant to Section 6.7(j) and/or any Refinancing Indebtedness incurred or issued pursuant to Section 6.7(k); provided that, in the case of any Refinancing Indebtedness issued or incurred pursuant to Section 6.7(k), such certificate shall not be required to then identify the specific Indebtedness being refinanced.”
     SECTION 2.3.5. Section 6.8(j) of the Loan Agreement is hereby deleted in its entirety and the following is substituted lieu thereof:
     “(j) other Investments by Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 6.8 from and after the Seventh Amendment Effective Date (including investments in CityCenter not otherwise permitted by subsection (h) hereof) in an aggregate amount not to exceed $100,000,000; provided that, with respect to each Investment made pursuant to this Section 6.8(j): (i) such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of Borrower and its Restricted Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of Borrower or such Restricted Subsidiary if the board of directors is otherwise approving such transactions and, in each other case, by a Responsible Official); and (ii) such Investment shall be in property that is part of, or in lines of business that are, substantially the same lines of business as one or more of the principal businesses of Borrower and its Restricted Subsidiaries in the ordinary course.”
     SECTION 2.3.6. Section 6.9 is hereby amended to delete the word “and” at the end of Sections 6.9(e) and 6.9(g), to replace the period (.) at the end of 6.9(h) with “; and”, to add a new Section 6.9(i) thereto as follows:
     “(i) Dispositions of the assets set forth on Schedule 6.9 hereto, any proceeds from which may be retained by Borrower;
and to delete Section 6.9(f) in its entirety and substitute the following in lieu thereof:
     “(f) Dispositions in the ordinary course of business by Borrower and its Restricted Subsidiaries from and after the Second Amendment Effective Date of airplanes and various other non-core assets (which are not comprised of Collateral) so long as the aggregate proceeds therefrom do not exceed $150,000,000; provided, however, that any Disposition pursuant to clauses (c), (e) and (f) of this Section 6.9 for which the aggregate proceeds therefrom shall be in an amount in excess of $10,000,000 shall be, in the good faith view of the board of directors of Borrower or the governing body of the Restricted Subsidiary effectuating such Disposition, for fair market value;”
     SECTION 2.3.7. Section 6.10 of the Loan Agreement is hereby amended by deleting the word “and” at the end of subsection (e) thereof, by replacing the period at the end of subsection (f) thereof with a semicolon, and by adding new subsections (g), (h) and (i) thereto as follows:
     “(g) Borrower may issue Equity Interests in Borrower so long as, after giving effect to such issuance, no Change in Control shall have occurred;
     (h) Borrower or a Restricted Subsidiary may issue Equity Interests in a Restricted Subsidiary which is otherwise a Disposition permitted by Section 6.9(f); and
     (i) Borrower and its Restricted Subsidiaries may issue Equity Interests in additional, newly formed Restricted Subsidiaries so long as such newly formed Restricted Subsidiary abides by the provisions of this Agreement respecting its becoming a Guarantor hereunder.”
     SECTION 2.3.8. Section 6.11 of the Loan Agreement is hereby amended by adding, after the reference to “Section 6.7(h)” in subsection (c) thereof, a reference to “or Section 6.7(k)”, and by amending and restating subsection (e) thereof in its entirety to read as follows:

     “(e) Borrower may exchange its Equity Interests for Indebtedness so long as, after giving effect thereto, no Change in Control shall have occurred.”
     SECTION 2.3.9. Section 6.12 of the Loan Agreement is hereby amended by deleting its caption and replacing it with “Creation of Unrestricted Subsidiaries.”
ARTICLE III.
CONDITIONS TO EFFECTIVENESS
     The amendments set forth in Article II shall become effective on the date (the “Seventh Amendment Effective Date”) when all of the conditions set forth in this Article III have been completed to the satisfaction of the Administrative Agent on or before November 10, 2009.
     SECTION 3.1. The Administrative Agent shall have received counterparts hereof executed on behalf of Borrower, Detroit, and the Administrative Agent.
     SECTION 3.2. Administrative Agent shall have received a written consent hereto from Borrower’s Restricted Subsidiaries in the form of Exhibit A hereto.
     SECTION 3.3. The Administrative Agent shall have received written consent of the Requisite Lenders through their execution of consents substantially in the form of Exhibit B hereto.
     SECTION 3.4. Borrower shall have reimbursed the Administrative Agent for the reasonable fees and expenses of Mayer Brown and FTI for the period through the Seventh Amendment Effective Date and Borrower shall have reimbursed the Lenders for any reasonable fees and expenses of their counsel which have been submitted to Borrower and the Administrative Agent by 4:00 p.m., Eastern Daylight Time, on October 31, 2009.
ARTICLE IV.
RETENTION OF RIGHTS, ETC.
     SECTION 4.1. Limitation to its Terms. This Amendment strictly shall be limited to its terms.
     SECTION 4.2. Retention of Rights. Without limiting the generality of Section 4.1, neither the execution, delivery nor effectiveness of this Amendment shall operate as a waiver of (or forbearance with respect to) any present or future Default or Event of Default or as a waiver of (or forbearance with respect to) the ability of the Administrative Agent or the other Lenders to exercise any right, power, and/or remedy, whether under any Loan Document and/or under any applicable law, in connection therewith. As provided in Section 11.1 of the Loan Agreement, no failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right under the Loan Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.
     SECTION 4.3. Full Force and Effect; Limited Amendment. Without limiting the generality of Section 4.1, except as expressly amended hereby, all of the representations,

warranties, terms, covenants, conditions and other provisions of the Loan Agreement shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. Without limiting the generality of Section 4.1, the amendments set forth herein shall be limited precisely as provided for herein to the provision expressly amended herein and shall not be deemed to be amendments to, waivers of, consents to or modifications of any other term or provision of the Loan Agreement or of any transaction or further or future action on the part of Borrower which would require the consent of the Lenders under the Loan Agreement.
ARTICLE V.
MISCELLANEOUS
     SECTION 5.1. Representations and Warranties. Borrower represents and warrants the following:
     (a) after giving effect to this Amendment, no Default or Event of Default is continuing;
     (b) after giving effect to this Amendment, the representations and warranties contained in Article 4 of the Loan Agreement are true and correct on and as of the Seventh Amendment Effective Date as though made on that date (or, if stated to have been made as of an earlier date, was true and correct as of such earlier date); and
     (c) this Amendment has been duly authorized by Borrower and Detroit, there is no action pending or any order, judgment, or decree in effect that is likely to restrain, prevent, or impose materially adverse conditions upon the performance by Borrower, Detroit, or any of Borrower’s Restricted Subsidiaries under the Loan Agreement or any of the other Loan Documents, and this Amendment constitutes the valid, binding and enforceable obligation of Borrower and Detroit in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion; and
     (d) The execution, delivery and performance by each of Borrower and Detroit of this Amendment do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any Lien upon the property of Borrower, Detroit, or any other of Borrower’s Subsidiaries, by reason of the terms of (i) any contract, mortgage, lease, agreement, indenture, or instrument to which Borrower, Detroit, or any of Borrower’s Subsidiaries is a party or which is binding upon it, (ii) any requirement of law applicable to any Borrower, Detroit, or any of Borrower’s Subsidiaries, or (iii) the certificate or articles of incorporation or by-laws or the limited liability company or limited partnership agreement, or analogous organizational document, of any Borrower, Detroit, or any of Borrower’s Subsidiaries.
     SECTION 5.2. Loan Document. This Amendment is a Loan Document and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with all of the terms and provisions of the Loan Agreement, including Article 1 thereof.

     SECTION 5.3. Reaffirmation of Obligations. Each of Borrower and Detroit hereby acknowledges that the Loan Documents (as amended by this Amendment) and the Obligations constitute the valid and binding Obligations of Borrower and Detroit enforceable against Borrower and Detroit in accordance with their respective terms, and each of Borrower and Detroit hereby reaffirms its Obligations under the Loan Documents (as amended by this Amendment) (and, as to Detroit, its liability is limited to that portion of the Obligations which are actually borrowed or received by Detroit). Administrative Agent’s and any Lender’s entry into this Agreement or any of the documents referenced herein, Administrative Agent’s and any Lender’s negotiations with any party with respect to any Loan Document, Administrative Agent’s and any Lender’s acceptance of any payment from Borrower, Detroit, any Guarantor or any other party of any payments made to Administrative Agent or any Lender prior to the date hereof, or any other action or failure to act on the part of Administrative Agent or any Lender shall not constitute (a) a modification of any Loan Document (except to the extent of the specific amendments contained herein), or (b) a waiver of any Default or Event of Default under the Loan Documents, or a waiver of any term or provision of any Loan Document.
     SECTION 5.4. Estoppel. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Administrative Agent and Lenders to continue to make advances to Borrowers under the Loan Agreement, each Borrower and each Guarantor hereby acknowledges and agrees that there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of Borrower, Detroit or any Guarantor as against the Administrative Agent or any Lender with respect to the Obligations.
     SECTION 5.5. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and to the Loan Agreement and their respective successors and permitted assigns.
     SECTION 5.6. Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement.
     SECTION 5.7. Integration. This Amendment represents the agreement of Borrower, Detroit, the Administrative Agent and each of the Lenders (through the Requisite Lenders’ consenting hereto) with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
     SECTION 5.8. Governing Law and Waiver of Jury Trial. The terms of Sections 11.17 (Governing Law) and 11.28 (Jury Trial Waiver) of the Loan Agreement are incorporated herein as though set forth in full.
     SECTION 5.9. Requisite Lender Acknowledgment. The Lenders acknowledge that Borrower has fulfilled its obligations under the first two sentences of Section 6.14.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

MGM MIRAGE, a Delaware corporation

By:	/s/ John M. McManus

Name: Title:	John M. McManus Senior Vice President, Deputy General Counsel & Assistant Secretary

MGM GRAND DETROIT, LLC, a Delaware limited liability company

By:	/s/ John M. McManus

Name: Title:	John M. McManus Assistant Secretary of MGM Grand Detroit, Inc., Managing Member

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ John W. Woodiel III

Name: Title:	John W. Woodiel III Senior Vice President